Vanda Pharmaceuticals Initiates Phase II Clinical Trial
                    for VSF-173 in Excessive Sleepiness

      ROCKVILLE, Md., April 25 /PRNewswire-FirstCall/ -- Vanda Pharmaceuticals Inc. (Nasdaq: VNDA), a biopharmaceutical company focused on the development and commercialization of clinical-stage product candidates for central nervous system disorders, today announced the initiation of a Phase II clinical trial of its product candidate VSF-173 in excessive sleepiness (ES).

      The trial is a randomized, double-blind, placebo-controlled study to investigate the efficacy and safety of three oral doses of VSF-173 for the treatment of induced excessive sleepiness in approximately 60 healthy male and female subjects. The primary endpoint of the study is the difference from placebo on the Maintenance of Wakefulness Test (MWT), a standard measure of sleepiness.

      About Excessive Sleepiness

      Excessive sleepiness (ES) is a common symptom that can significantly impair a person's ability to function. The effects of ES range from mild sleepiness to unrecognized episodes of "microsleeps" and uncontrollable sleep attacks. Excessive sleepiness is a symptom of many disorders including, obstructive sleep apnea, narcolepsy, shift worker sleep disorder, Parkinson's, and Alzheimer's disease.

      ES may have significant consequences ranging from impairment in social and occupational functioning to severe accidents. According to the National Sleep Foundation 2005 Sleep in America Poll, 43% of adults reported that they are so sleepy during the day that it interferes with their daily activities a few days per month or more and 22% experience this level of daytime sleepiness at least a few days per week. According to the same poll, 60% of adult drivers say they have driven a vehicle while feeling drowsy in the past year, and more than one-third of adult drivers have actually fallen asleep at the wheel. ES make lapses of attention more likely to occur, and may play a role in behavior that can lead to automobile accidents.

      NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This release contains forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding Vanda's plans for its product candidates. Words such as, but not limited to, "look forward to," "believe," "expect," "anticipate," "estimate," "intend," "plan," "targets," "likely," "will," "would," "should," and "could," and similar expressions or words identify forward-looking statements. Such forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions and uncertainties. Vanda is at an early stage of development and may not ever have any products that generate significant revenue. Important factors that could cause actual results to differ materially from those reflected in Vanda's forward-looking statements include, among others, a failure of Vanda's product candidates to be demonstrably safe and effective, a failure to obtain regulatory approval for the company's products or to comply with ongoing regulatory requirements, a lack of acceptance of Vanda's product candidates in the marketplace, a failure of the company to become or remain profitable, Vanda's inability to obtain the capital necessary to fund its research and development activities, a loss of any of the company's key scientists or management personnel, and other factors that are described in the "Risk Factors" section (Item 1A) of Vanda's annual report on Form 10-K for the year ended December 31, 2006 (File No. 000-51863). No forward-looking statements can be guaranteed and actual results may differ materially from such statements. The information in this release is provided only as of the date of this release, and Vanda undertakes no obligation to update any forward- looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

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      ABOUT VANDA PHARMACEUTICALS INC.:

      Vanda Pharmaceuticals Inc. is a biopharmaceutical company focused on the development and commercialization of clinical-stage product candidates for central nervous system disorders. The company has three product candidates in clinical development. Vanda's lead product candidate, iloperidone, is a compound for the treatment of schizophrenia and bipolar disorder and has recently completed its Phase III program in schizophrenia. Vanda's second product candidate, VEC-162, is a compound for the treatment of sleep and mood disorders which is currently in Phase III for sleep disorders. Vanda's third product candidate, VSF-173, is a compound for the treatment of excessive sleepiness that is currently in a Phase II trial. For more on Vanda Pharmaceuticals Inc., please visit http://www.vandapharma.com.

SOURCE  Vanda Pharmaceuticals Inc.
    -0-                             04/25/2007
    /CONTACT: Steven A. Shallcross, Senior Vice President, Chief Financial Officer, of Vanda Pharmaceuticals Inc., +1-240-599-4500, or steven.shallcross@vandapharma.com/
    /Web site:  http://www.vandapharma.com/